As filed with the U.S. Securities and Exchange Commission on December 21, 2023

Registration No. 333-274919

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Pre-Effective Amendment No. 2 to

FORM S-1

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

Docola, Inc.

(Exact name of registrant as specified in its charter)

Delaware	7372	46-3626795
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Docola, Inc.

801 W. Bay Drive #506

Largo, FL 33770

Telephone: (888) 981-8111
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Eran Kabakov

Chief Executive Officer

Docola, Inc.

801 W. Bay Drive #506

Largo, FL 33770

Telephone: (888) 981-8111

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Laura Anthony, Esq. Craig D. Linder, Esq. Anthony L.G., PLLC 1700 Palm Beach Lakes Blvd., Suite 820 West Palm Beach, Florida 33401 Telephone: (561) 514-0936 Facsimile: (561) 514-0832	Ross D. Carmel, Esq. Barry P. Biggar, Esq. Sichenzia Ross Ference Carmel LLP 1185 Avenue of the Americas, 31st Floor New York, New York 10036 Telephone: (212) 930-9700 Facsimile: (212) 930-9725

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check market if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a) may determine.

EXPLANATORY NOTE

This Amendment No. 2 is being filed solely for the purpose of filing exhibit 23.1, the Consent of Sadler, Gibb and Associates, LLC, to this registration statement on Form S-1, or the Registration Statement, and to amend and restate the exhibit index set forth in Part II of the Registration Statement. No changes have been made to the Registration Statement other than this explanatory note as well as revised versions of the cover page and Part II of the Registration Statement. This Amendment No. 2 does not contain a copy of the prospectus included in the Registration Statement, which remains unchanged from Amendment No. 1 to the Registration Statement filed on November 20, 2023, and consists only of the cover page, this explanatory note and Part II of the Registration Statement.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution

The following table sets forth all expenses to be paid by the registrant, other than estimated underwriting discounts, in connection with our public offering. All amounts shown are estimates except for the SEC registration fee, the Nasdaq Capital Market listing fee and the FINRA filing fee:

Type	Amount
SEC Registration Fee	$4,099
FINRA Filing Fee	4,665
Nasdaq Capital Market Listing Fee	50,000
Legal Fees and Expenses	100,000
Accounting Fees and Expenses	35,000
Underwriter’s Accountable Expenses	145,000
Non-Accountable Expenses	91,500
Transfer agent and registrar’s fees and expenses	2,500
Printing and engraving expenses	5,000
Miscellaneous expense	2,500
Total Expenses	$440,264

Item 14.	Indemnification of Directors and Officers.

Our second amended and restated certificate of incorporation provides that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of any fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware or (iv) for any transaction from which the director derives an improper personal benefit. If the General Corporation Law of the State of Delaware is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended.

Our second amended and restated bylaws provides that the Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, wherever brought, whether civil, criminal, administrative, or investigative (including an action by or in the right of the Company), by reason of such person’s being or having been a Director, officer, member of a committee, employee, or agent of the Company, or by reason of such person’s serving or having served at the request of the Company as a Director, officer, member of a committee, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit, or proceeding to the fullest extent allowable pursuant to and in accordance with the provisions of the Delaware General Corporation Law, as amended from time to time; provided, however, that in the event said Law shall be amended to increase or expand the permitted indemnification of persons provided for therein, the Company shall be deemed to have adopted such amendment as of its effective date and, provided further, that such indemnification shall be limited by other applicable law.

The effect of this provision of our second and amended certificate of incorporation is to eliminate our rights and the rights of our stockholders (through stockholders’ derivative suits on behalf of the Company) to recover damages against a director or officer for breach of the fiduciary duty of care as a director or officer (including breaches resulting from negligent or grossly negligent behavior), except under certain situations defined by statute. We believe that the indemnification provisions in our second amended and restated bylaws are necessary to attract and retain qualified persons as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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Item 15.	Recent Sales of Unregistered Securities.

On January 1, 2015, the Company issued 719,579 (600 pre-forward stock split) shares of its common stock to Eran Kabakov in exchange for total cash consideration of $6.00.

On January 1, 2015, the Company issued 719,579 (600 pre-forward stock split) shares of its common stock to Tomer Kabakov in exchange for total cash consideration of $6.00.

On January 1, 2015, the Company issued 359,789 (300 pre-forward stock split) shares of its common stock to Jonathan Cabin in exchange for total cash consideration of $3.00. In 2018, 269,842 (225 pre-forward stock split) of these shares were assumed by Eran Kabakov by mutual consent. On August 30, 2022 52,769 (44 pre-forward split) of the remaining 89,947 (75 pre-forward stock split) of these shares held by the Cabin Family Trust, were sold to Eran Kabakov for $2,500.

In June of 2023, we completed a convertible note offering, in which we sold $125,000 of unsecured convertible notes (the “Notes”) to 3 investors, in exchange for proceeds of $125,000. The Notes are automatically convertible into shares of our common stock at a conversion price at a 25% discount to the IPO price and have a maturity date one year from the date of issuance.

From November 2014 through July 2021, the Company issued 22 Simple Agreement for Future Equity (“SAFE”) to 15 investors for a total aggregate amount of $1,629,625. The SAFE granted each investor rights to receive certain preferred shares of the Company upon the consummation by the Company of an equity financing. On November 20, 2022, the Company cancelled its previously issued SAFES in exchange for 1,379,377 shares and as a result the SAFES are no longer outstanding.

In December of 2022 the Company issued, per its pre-existing contractual arrangement, 150,663 shares to a New York City-based start-up accelerator.

On December 14, 2022, the Company issued 464,008 shares of common stock to professionals for services rendered.

On December 23, 2022, the Company issued 25,185 shares of common stock to a professional for services rendered.

Other than the issuances made pursuant to the cancellation of the SAFES, which were made pursuant to the exemption from registration provided in Section 3(a)(9) of the Securities Act, the remainder of the above issuances/sales were made pursuant to an exemption from registration as set forth in Section 4(a)(2) of the Securities Act and/or Rule 506 of Regulation D promulgated under the Securities Act.

Item 16.	Exhibits and Financial Statement Schedules

(a)	Exhibits. The list of exhibits preceding the signature page of this registration statement is incorporated herein by reference.
(b)	Financial Statements. See page F-1 for an index to the financial statements and schedules included in the registration statement.

Item 17.	Undertakings

Insofar as indemnification for liabilities arising under the Securities Act “may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(a)	Rule 415 Offering. The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers, or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(i)	The undersigned Registrant hereby undertakes that it will:

a.	for determining any liability under the Securities Act of 1933, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1), or (4) or 497(h) under the Securities Act of 1933 as part of this registration statement as of the time the Commission declared it effective.

b.	for determining any liability under the Securities Act of 1933, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

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EXHIBIT INDEX

Exhibit No.	Exhibit
1.1	Form of Underwriting Agreement**

3.1	Second Amended and Restated Certificate of Incorporation dated October 9, 2023**

3.2	Second Amended and Restated Bylaws**

4.1	Form of Tradeable Warrant**

4.2	Form of Non-Tradeable Warrant**

4.3	Form of Warrant Agent Agreement by and between the Company and Vstock Transfer, LLC**

4.4	Form of Representative’s Warrant (Exhibit E to the Form of Underwriting Agreement attached as Exhibit 1.1)**

5.1	Opinion of Anthony L.G., PLLC**

10.1	The Docola, Inc. 2022 Equity Incentive Plan **†

10.2	License Agreement with Visual Health Solutions, Inc. dated September 1, 2019.**

10.3	License Agreement with Merck & Co. dated September 30, 2020.**

10.4	License Agreement with the Regents of the University of California acting on behalf of the University of California San Francisco and through the Office of Technology Management & Advancement dated August 16, 2021.**

10.5	Memorandum of Understanding with Patients for Patient Safety US dated July 17, 2023.**

10.6	Master Services Agreement with AbbVie Corporation dated December 9, 2021.**#

10.7	Amendment dated March 4, 2022, to Master Services Agreement with AbbVie Corporation dated December 9, 2021.**

10.8	Collaborative Agreement with Sano Genetics Limited dated August 2, 2022.**

10.9	Master Services Agreement dated January 1, 2020 with Geri Lynn Baumblatt.**†

10.10	Form of Executive Employment Agreement between the Company and Eran Kabakov.** †

10.11	Form of Executive Employment Agreement between the Company and Tomer Kabakov.** †

10.12	Form of Executive Employment Agreement between the Company and Itay Tsabari.** †

23.1	Consent of Sadler, Gibb & Associates, LLC.*

23.2	Consent of Anthony L.G., PLLC (included on Exhibit 5.1) **

24.1	Power of Attorney (included on the signature page of the Form S-1)**

99.1	Consent of Independent Director Nominee Virginia Smith**

99.2	Consent of Independent Director Nominee Jean Anne Booth**

99.3	Consent of Independent Director Nominee Prasad Tare **

107	Filing Fee Table **

*	Filed herewith

**	Previously filed

†	Includes management contracts and compensation plans and arrangements

#	Certain confidential portions (indicated by brackets and asterisks) of this exhibit have been omitted from this exhibit

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Largo, Florida, on December 21, 2023.

DOCOLA, INC.

By:	/s/ Eran Kabakov
Eran Kabakov
Chief Executive Officer and President (Principal executive officer)

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities held on December 21, 2023.

Name	Position	Date

/s/ Eran Kabakov	Chief Executive Officer, President and	December 21, 2023
Eran Kabakov	Director (Principal Executive Officer)

*	Chief Financial Officer	December 21, 2023
Itay Tsabari	(Principal Financial and Accounting Officer)

*	Chief Operating Officer and Director	December 21, 2023
Tomer Kabakov

By:	/s/ Eran Kabakov
Eran Kabakov
Attorney-in-fact*

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